                                                       Exhibit 4


















                         SUMMARY OF THE

                     HFC MATCH AND SAVE PLAN

Welcome to Match and Save
-------------------------

Match and Save responds to your requests for a long-term saving vehicle with a company-matching opportunity. If you are eligible to participate, you can choose whether or not you wish to participate, how much you would like to contribute and how your savings will be invested.

As a plan participant, you can save a percentage of your income (1 percent to 15 percent) on an after-tax basis. Household will match your contributions $3 for $1 on the first 1 percent you contribute; and $1 for $1 on the next 2 percent to 4 percent of your income. This means that when you contribute 4 percent of your income, Household will match you with 6 percent.

The Plan also offers you the advantages of convenient payroll deductions, diversified investing, withdrawal and termination provisions and 100 percent immediate vesting:

Convenient payroll deductions -- You may make contributions on a bi-weekly basis (1 percent to 15 percent of earnings) directly from your pay cheque.

Diversified investing -- While all Company contributions will be in Household International common stock, you can invest your savings in any of seven funds.

Withdrawal and termination -- Should you need to, you can withdraw funds or terminate your participation under certain conditions.

100 percent immediate vesting -- If you leave the Company for any reason, your savings and Company matching funds belong to you and are completely portable.

Match and Save is part of your total compensation package as a Household employee, which also includes flexible benefit plans, pay-for-performance, training and development opportunities, and philanthropic programs.

This Plan booklet summarizes the main provisions of the Match and Save Plan. This Plan, effective March 1, 1998, is sponsored by Household Financial Corporation Limited (the "Company"). Contributions are deposited under Policy No. 62467-G issued by Sun Life Assurance Company of Canada ("Sun Life") to fund the Plan.

For more information about Match and Save, contact the Sun Life
Plan Administration Office at:

Mailing Address:    225 King Street West
                    Toronto, Ontario
                    M5V 3C5

Telephone Number:   1-800-387-2636, ext. 6801

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                        HIGHLIGHTS OF THE

                     HFC MATCH AND SAVE PLAN



Who Is Eligible To Participate in the Plan?
-------------------------------------------

The Plan is open to regular full-time and part-time employees who work at least 20 hours per week and have completed one or more years of service.


When Can I Enroll?
------------------

Membership in the Plan is voluntary. Enrollment campaigns will be conducted in February of each year. If you are eligible, you can enroll to participate in the Plan on the first day of March. Once you become eligible you can enroll on the first day of any March thereafter.


How Do I Enroll in the Match and Save Plan?
-------------------------------------------

To become a member of the Plan, you must complete an application form. When you enroll you:

-    show how much you wish to save

-    authorize bi-weekly payroll deductions

-    indicate how you want your contributions invested

-    name a beneficiary.

Membership in the Plan shall not confer any legal right upon you for continuation of employment.


Am I Required to Re-Enroll Annually?
------------------------------------

No, once you are enrolled in the Plan, annual re-enrollment is not required. The percentage of your earnings that you choose to save will be deducted bi-weekly, until such time as you terminate from the Plan. Once you are enrolled, you may choose to change the percentage of your earnings you wish to contribute once a year, during the annual Match and Save campaign in February. Any change will be effective March 1st.


How Much Can I Contribute?
--------------------------

It is your choice. You can make a bi-weekly contribution of not less than 1 percent nor more than 15 percent of your bi-weekly earnings. The percentage you contribute will determine the percentage that the Company contributes on your behalf to the Plan.


How Does the Plan Define "Earnings"?
------------------------------------

Your earnings include your base salary, bonuses, incentive pay, overtime pay and pay in lieu of time off (TOP) paid as of each pay period.

You may change the percentage of your earnings which you wish to contribute once a year, during the annual Match and Save campaign in February.


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

How Much Does the Company Contribute?
-------------------------------------

Household matches your contributions $3 for $1 on the first 1 percent of your income. In addition, the Company matches your contributions $1 for $1 on the next 2 percent to 4 percent of your income.

 When You       Household          Your Total
Contribute     Matches You          Savings
----------     -----------         ----------
1 percent      3 percent      =    4 percent
2 percent      4 percent      =    6 percent
3 percent      5 percent      =    8 percent
4 percent      6 percent      =    10 percent or more
or more

What Are My Investment Options?
-------------------------------

All Company contributions on your behalf are automatically used to buy shares of Household International common stock. You decide how your contributions to Match and Save will be put to work.

You can invest your savings in one or more of the following funds:

-    Household International Common Stock Fund

-    Sun Life Money Market Fund

-    Sun Life "McLean Budden" Balanced Segregated Fund

-    Sun Life "McLean Budden" Canadian Equity Segregated Fund

-    Sun Life "McLean Budden" Fixed Income Segregated Fund

-    Sun Life "McLean Budden" Global Equity Segregated Fund

Separate accounts will be maintained for you in each of the Funds for the purpose of recording, separately, your own contributions and those of the Company made on your behalf. Your contributions will be allocated to the Fund of your choice when received under the Plan.

The Household International Common Stock Fund enables you to invest in a company you are familiar with, and an industry you know. Your assets will be pooled with other Household employees to buy Household International common stock. As a shareholder, you will be able to instruct Household how to vote your shares. You will decide whether or not to tender your shares in case of an offer. Before each shareholder's meeting, you will receive all the necessary voting materials. Keep in mind that all dividends declared on the Company's stock will be reinvested in Household International stock.

All Sun Life funds are pooled funds that enable you to pool your assets with those of other retirement and pension plan participants. This allows you to take advantage of the kind of professional investment management generally reserved for investors with large sums of money and diversify your investment among the selection of securities available within the class of the particular fund.

The value of holdings in any pooled fund can fluctuate depending on market conditions and the degree of risk of the securities which make up the fund. Therefore, most pooled funds are designed for long-term growth of savings. It is important to note that contributions allocated to a pooled fund are backed only by the securities in that fund. Consequently, neither the contributions nor their investment earnings are guaranteed. It is also important to note that transfers out of or withdrawals from a pooled fund which is invested in units of a fund managed outside Sun Life are subject to any liquidity restrictions imposed by the outside manager. No such restrictions apply to the Household International Common Stock Fund.

The contributions allocated to any pooled fund are converted to units of such fund. The value of each unit held in your account will fluctuate with the value of the investments held by the fund. Therefore, there can be no guarantee that your original investment will be recovered when units are redeemed. The value of any capital appreciation (or depreciation), interest or dividends is included in determining the value of the units held in your account.

Refer to the fund fact sheets inserted in the back of your Investment Options brochure (included with this enrollment packet) for a complete description of each fund.


Can I Diversify Company Matching Contributions?
-----------------------------------------------

Yes, but not until you have completed at least 10 years of plan participation. You will be notified by a bulletin board message on your member statement once you have reached 10 years of plan participation. At that point, or at any time thereafter, you may choose to re-invest up to 50 percent of your Match and Save account balance attributable to Company matching funds in one or more of the other investment funds available to you. To exercise this option, please contact your Sun Life Administration team for instructions on how to proceed.

Note that the Company will continue to match your contributions in the Household International Common Stock Fund.


When Am I Vested?
-----------------

Immediately upon enrollment. You will at all times have full vested rights to the account balances maintained in respect of your own contributions and those of the Company made on your behalf.


What Happens if I Take a Leave of Absence?
------------------------------------------

During leaves where you draw a Household pay cheque, such as short-term disability, your Match and Save payroll deductions and Company matching contributions will continue. However, plan participation will be suspended while you are on a leave where you do not draw a Household pay cheque, such as maternity or long-term disability leave. You will automatically be re-enrolled in the Plan upon your return to work, and your bi-weekly payroll deductions and Company contributions will resume with your first pay.


What Happens if I Terminate Service or Retire?
----------------------------------------------

If you terminate service or retire, you will receive your account balances in Funds other than the Household International Common Stock Fund in cash and no income tax will be deducted from such balances. However, any investment earnings earned in the year in which such amounts are paid, including any capital gains realized on redemption of units in the pooled funds, are taxable. You may choose to receive your account balances in the Household International Common Stock Fund in cash or in the form of share certificates.

Any choice described above must be made within 30 days of your termination of service or retirement. If you fail to make such a choice within that period, settlement of the balances in respect of all the accounts maintained on your behalf will be made in cash.

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What Happens if I Die?
----------------------

Your named beneficiary or, in the absence of such a beneficiary, your estate will receive the full value of your account balances.

Settlement of your account balances in Funds other than the Household International Common Stock Fund will be as a lump sum cash payment. Settlement of your balances in the Household International Common Stock Fund, if any, may be made in cash or in the form of share certificates.


What are the Tax Implications of Plan Participation?
----------------------------------------------------

Investment earnings are considered a taxable benefit. Annually, Sun Life will issue a T3. This will be used to report your investment earnings to Revenue Canada when you complete your annual income tax return.

The Company contributions made on your behalf are also considered a taxable benefit. Company contributions and the tax withholdings will be made bi-weekly.

Example A:
     Province:                     Quebec
     Salary:                       $25,000
     Employee Contribution:        4%
                                   $1,000 (annually)
                                   $38.46 (bi-weekly)
     Company Contribution:         6%
                                   $1,500 (annually)
                                   $57.69 (bi-weekly)
     Total Annual Investment:      $2,500

Bi-weekly net pay prior to Plan participation would be $687.22 as follows:

     Earnings:                     $  961.54
     Federal:                      $   96.30
     Provincial:                   $  125.60
     QPP:                          $   26.46
     EI:                           $   25.96
                                   ---------
     NET:                          $  687.22
<\TABLE)

Bi-weekly net pay during Plan participation would be $629.10 as follows:


     Earnings:                     $  961.54
     Company Contribution:                   $   57.69
                                             ---------
     Taxable Earning:                        $1,019.23
     Federal:                      $  105.20
     Provincial:                   $  134.51
     QPP:                          $   28.31
     EI:                           $   25.96
     Employee Contribution:        $   38.46
                                   ---------
     NET:                          $  629.10

In this example, the total employee contribution, including taxes paid, is $58.12 bi-weekly or $1,511.12 annually. With matching
Company contributions, this $1,511.12 becomes a $2,500 investment.

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

Example B:
     Province:                     Nova Scotia
     Salary:                       $25,000
     Employee Contribution:        1%
                                   $250 (annually)
                                   $9.62 (bi-weekly)
     Company Contribution:         3%
                                   $750 (annually)
                                   $28.85 (bi-weekly)
     Total Annual Investment:      $1,000

Bi-weekly net pay prior to Plan participation would be $728.17 as follows:

     Earnings:                     $  961.54
     Federal:                      $  180.95
     CPP:                          $   26.46
     EI:                           $   25.96
                                   _________
     NET:                          $  728.17

Bi-weekly net pay during Plan participation would be $709.33 as follows:

     Earnings:                     $  961.54
     Company Contribution:                   $ 28.85
                                             -------
     Taxable Earning:                        $990.39
     Federal:                      $  189.25
     CPP:                          $   27.38
     EI:                           $   25.96
     Employee Contribution:        $    9.62
                                   ---------
     NET:                          $  709.33

In this example, the total employee contribution, including taxes paid, is $18.84 bi-weekly or $489.84 annually. With matching
Company contributions, this $489.84 becomes a $1,000 investment.

Note: Taxes vary by province and by personal circumstances. For individual tax advice, please see your personal tax specialist.


Can I Make in-service Withdrawals?
----------------------------------

Yes. You can withdraw all or part of your accumulating contributions at any time without penalty. You also may choose to withdraw funds attributed to the Company matching contributions. However, any withdrawal of Company contributions will result in a 6-month suspension from further participation in the Plan. During this suspension, no Company matching contributions will be made on your behalf. Reinstatement will be automatic, and your payroll deductions and Company matching contributions will resume after six months have transpired.

Sun Life will assess a $10.00 charge for each withdrawal made.
This charge will be taken out of your remaining account balances.


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

Can I Terminate Participation in the Plan?
------------------------------------------

You may, at any time, stop participating in the Plan by completing the appropriate form and requesting that payroll deductions are no longer made. When this happens, Company contributions will no longer be made, and you will not be eligible to re-enroll in the Plan until the next annual enrollment campaign.


How Will I Know How Much is in My Account?
------------------------------------------

You will be provided with a statement as at the last day of February and August of each year, showing the contributions, both yours and those of the Company made on your behalf, as well as the investment income earned on those contributions.

In addition, "Sunline", Sun Life's touch-tone telephone system, allows you not only to request interfund transfers between accounts maintained in respect of your own contributions, but also to access the most current information available concerning your accounts. As account balances, interest rates, and unit values change, information is updated. Using Sunline, the latest information can be accessed from any touch-tone telephone in Canada, 24 hours a day, 7 days a week.

Moreover, "SunNet", Sun Life's web site accessed at www.sunnet.sunlife.com provides you with access to your account
24 hours a day, 7 days a week. By entering your account number and personal identification number (PIN), you will access a secure site that provides

-    your account balance,

-    interest rates and fund performance information,

-    accumulated contributions to your Match and Save Plan,

-    contribution allocation information,

-    investment commentary,

and allows you to perform an interfund transfer, change your PIN and send secure E-Mail to Sun Life.


Are There any Administration and Investment Charges?
----------------------------------------------------

All charges in respect of the administration and management of the Plan will be paid by the Company.

Any fees in respect of the administration and management of the investment funds, and the $10.00 withdrawal charge, will be charged to you and reflected in the value of your account balances.


Can I Change My Mind?
---------------------

Yes you can.

To change your level of contribution, contact your payroll department via Housemail to either increase, decrease or stop your payroll contributions. This can be done once a year, during the annual Match and Save campaign in February. Any change will be effective March 1st.

To change your beneficiary, complete, date and sign the "Change of Records" form and forward it to Sun Life. This change can be made at any time.

To change your investment election, complete, date and sign the "Financial Change Authorization" form and forward it to Sun Life.
These changes can be made at any time. You may also make these changes through "Sunline" and "SunNet".

To withdraw funds, complete, date and sign the "Withdrawal Request" form and forward it to Sun Life. You may make a withdrawal at any time. However, if you withdraw the Company contributions, you will be subject to the penalties specified under "Can I Make in-service Withdrawals?".

To terminate participation in the Plan, advise your Human Resources department that you wish to stop making contributions and, if you wish to withdraw your balances, complete, date and sign a "Withdrawal Request" form and forward it to Sun Life.

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NOTES:




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